Exhibit 99.1

Bridger Aerospace Strengthens Board with the Addition of Meghan Pasricha as Independent Director

BELGRADE, MT, April 15, 2025 – Bridger Aerospace Group Holdings, Inc. (“Bridger”, “the Company” or “Bridger Aerospace”), (NASDAQ: BAER, BAERW), one of the nation’s largest aerial firefighting companies, today announced the appointment of Meghan Pasricha as an independent director, returning the size of the Board to 9 members.

Jeffrey Kelter, Bridger’s Chairman, commented, “Meghan has a wealth of expertise in credit and capital solutions that will be invaluable as we continue to execute our growth plans. We look forward to leveraging her experience as we seek to optimize our capital structure.”

Meghan Pasricha stated, "I am looking forward to working with Bridger’s mission-driven board and executive team as we focus on leveraging the infrastructure to drive long-term growth and financial performance and create value for the Company’s stakeholders."

Pasricha, age 39, currently serves as a Partner at Galvanize Climate Solutions, a global asset management firm, delivering performance-driven investment strategies focused on the business of decarbonization. Before joining Galvanize, Pasricha was a Managing Director at Riverstone Holdings, a global private markets asset management firm dedicated to real assets investing primarily in energy, power and infrastructure. With nearly 10 years of direct lending experience at Riverstone, Pasricha sourced, structured, and led financing solutions to asset-backed energy companies. She also served as President of a water solutions company. Prior to Riverstone, Pasricha was a private equity investor at The Carlyle Group, and she began her career at UBS Investment Bank. Pasricha is the Co-Founder of Women in Climate Investing & Finance (“WICIF”). Beyond her work in finance, she is the Co-Founder and CEO of a nonprofit focused on youth leadership and community service. Pasricha graduated from Harvard College, magna cum laude, and earned her MBA from Harvard Business School.

About Bridger Aerospace

Based in Belgrade, Montana, Bridger Aerospace Group Holdings, Inc. is one of the nation’s largest aerial firefighting companies. Bridger provides aerial firefighting and wildfire management services to federal and state government agencies, including the United States Forest Service, across the nation, as well as internationally. More information about Bridger Aerospace is available at https://www.bridgeraerospace.com.

Investor Contacts

Alison Ziegler
Darrow Associates
201-220-2678
aziegler@darrowir.com